Exhibit 10.8

Resale Restriction Agreement

October 20, 2005

1st Century Bank, N.A.
1875 Century Park East
Los Angeles, California  90067

Ladies and Gentlemen:

I am the holder of             options (“Stock Options”) to purchase the $5.00 par value common stock (“Common Stock”) of 1st Century Bank, National Association (the “Company”).  Of these options,            are vested (the “Vested Shares”) meaning I am free to exercise the Stock Options and purchase the Vested Shares, and              remain unvested (the “Subject Shares”), meaning that as of the date of this letter I do not have the right to exercise the Stock Options and purchase the Subject Shares.

Acceleration.

The Company has informed me that its Board of Directors will be considering a proposal whereby the vesting schedule of my Stock Options would be accelerated (the “Acceleration”).  If adopted the Acceleration would be effective as of October 20, 2005 (the “Acceleration Effective Date”).  The effect of the Acceleration would be that as of the Acceleration Effective Date I would be free to exercise all my Stock Options with respect to Vested Shares as well as Subject Shares.

Resale Restriction.

I understand and agree that the Stock Options were granted to me as an incentive for my continued involvement with the Company and contribution to the successful, long-term operation of the Company.  Further, I understand that the Acceleration will not result in any additional tax consequences.  Although the Acceleration will allow me to exercise my Stock Options immediately, I agree to the terms of the Resale Restriction described below (see Lapse of Resale Restriction) as a condition of the Acceleration.

I agree that (other than as set forth below), during the period beginning from the Acceleration Effective Date and continuing to and including October 20, 2009 (the “Restricted Period”) I will not sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge, directly or indirectly, any of the Subject Shares or any securities convertible into, exchangeable or exercisable for or derived from any Subject Shares (the “Resale Restriction”).

I understand and agree that the Resale Restriction precludes me from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of the Subject Shares, whether any such transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, even if such shares would be disposed of by someone other than me.  Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Subject Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Subject Shares.

Notwithstanding the foregoing, subject to any other restrictions to which the Stock Options or the Subject Shares may be subject, which will not be affected by this letter, the undersigned may transfer the Subject Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of me or my immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) by will or intestacy to the my immediate family, provided that the transferee agrees to be bound in writing by the restrictions set forth herein.  For purposes of this Resale Restriction Agreement (this “Agreement”), “immediate family” shall mean spouse, domestic partner, lineal descendant, father, mother, brother or sister of the transferor.  I now have and, except as contemplated by clause (i), (ii), or (iii) above, for the duration of this Agreement will have, good and marketable title to the Stock Options and the Subject Shares, free and clear of all liens, encumbrances, and claims whatsoever.  I also agree and consent to the entry of stop transfer instructions with the Company and its transfer agent and registrar against the transfer of the Subject Shares, except in compliance with the foregoing restrictions.  In furtherance of the foregoing, the Company is hereby authorized to decline to make or authorize any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

Lapse of Resale Restriction.

The Resale Restriction shall lapse on 25% of the total number of shares subject to the option agreement commencing on the one-year anniversary of the Acceleration Effective Date and thereafter, the remaining subject shares in equal monthly installments, at a rate of 1/36th of the Subject Shares until fully vested.

All provisions of the Stock Option agreements and of the plan relevant to the Stock Options (marked below) shall continue in full force and are hereby incorporated into this Agreement by reference except that all references to the right to exercise the Stock Options with respect to the Subject Shares meaning the number of Subject Shares for which the Resale Restriction has lapsed.

☒ 2004 Director and Employee Stock Option Plan

☒ Amended and Restated 2005 Equity Incentive Plan

I understand that the Company and its Board of Directors is relying upon this Agreement in proceeding with the Acceleration.  I represent and warrant that I have full power and authority to enter into this Agreement.  I further understand and agree that this Agreement is irrevocable and agree that the provisions of this Agreement shall be binding also upon my successors, assigns, heirs and legal representatives.

I understand that, if the Board of Directors elects not to authorize the Acceleration, or the Acceleration does not occur for any other reason, each of the Company and I shall be released from all obligations under this Agreement.  Except as expressly set forth herein, nothing contained in this Agreement is intended to nor shall it be construed as any amendment or waiver, expressed or implied, of any other agreement or understanding between the Company and me.  Nothing herein shall be construed as an agreement or commitment by the Company to continue my employment.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Yours very truly,

Signature